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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE
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CONTACT:
Norbert Sporns,                                  Stanley Wunderlich
Chief Executive Officer                          Consulting for Strategic Growth 1, Ltd.
HQ Sustainable Maritime Industries, Inc.         Investor Relations
Tel. 212-618-1712                                Tel: 1-800-625-2236
Fax: 212-618-1713                                Fax: 212-697-0910
Sporns@hqfish.com                                CFSG1@AOL.COM
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HQ  SUSTAINABLE  MARITIME  INDUSTRIES  SIGNS LETTER OF INTENT TO ACQUIRE  TOMICH
BROS. SEAFOOD INC.

NEW YORK, June 15th,  2004 - HQ Sustainable  Maritime  Industries  Inc.  (OTCBB:
HQSM, "HQ" or the "Company"), announced today that it has entered into a Letter of Intent for the acquisition of Tomich Bros. Seafood Inc., through its wholly owned subsidiary, HQ Sustainable Maritime Marketing Inc., for a floor price in a combination of the Company's common stock and cash of a value of not less than USD 6.6 million. Additional conditions will be made public upon the signature of the final agreement.

Tomich Bros. Seafood Inc. ("Tomich") is one of the leading processors of squid, sardines and mackerel caught off the coast of California and has recently diversified to distribution of a variety of other products throughout the United States and Mexico, particularly tilapia and shrimp. Its squid products are currently marketed principally to China. These products are also marketed throughout the world. This marketing network will complement HQ's. HQ brings its China production base and international marketing capabilities to complement the capabilities of Tomich. Tomich will continue to market HQ products and its brands. Tomich is a 70 year old fishery products company. Tomich's current management will continue in the new merged entity, providing access to their vast experience and network of contacts.

Norbert Sporns, Chief Executive Officer of HQ Sustainable Maritime Industries, Inc., said, "We are extremely pleased with the signing of this Letter of Intent. It will enable HQ to expand its marketing of quality sustainable products in the United States and allow it to promote other products from the United States into China and Asia, particularly squid. The acquisition will impact immediately on the bottom line and will add Tomich's expert sales and production capabilities to complement HQ." Tomich enjoyed first quarter sales of USD$5 million in 2004 and is very profitable.The acquisition is expected to be completed by year's end.

Frank Tomich, President of Tomich Bros. Seafood Inc., said, "We at Tomich are excited by the acquisition by HQ and the synergies that this acquisition represents. The current fragmented state of the world's fisheries and aquaculture industries must change to fully embrace future opportunities in a changing world. Aquaculture and responsible stewardship of the remaining fishery resources requires a global perspective and the harmonization of vertically integrated capabilities. We have found these capabilities in HQ. Superior tilapia products from China combined with our own product line and distribution capabilities in the United States and Mexico auger well for the future growth of HQ."


Mr. Sporns continued, "Our growth strategy is on schedule. We are building on the tremendous response from the market place for our products, particularly our tilapia products currently being sold around the world with much of the production flowing to the United States. Our company this year has many times more orders than our current production capacity. We are well under way towards building out more production capacity through acquisitions in China. Tomich is one of the major distributors of this product but they also bring to us the opportunity to sell US sourced products in China, where high end consumption patterns are changing. Taking full advantage of our strong presence in both regions provides a strong, stable springboard for future growth and increased profitability.."

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About HQ Sustainable Maritime Industries, Inc.

HQ Sustainable Maritime Industries, Inc. is an integrated aquaculture and aquatic product processing company, with operations based in the environmentally pristine island province of Hainan, in China's South Sea. HQ's activities include using renewable ocean resources, practicing cooperative sustainable aquaculture, and conducting fish processing and sales. Its variety of farmed and ocean-harvested products - ranging from tilapia and shrimp to squid and red snapper - are sold around the world. The Company, a Sino-Canadian Joint Venture, holds HACCP certification from the U.S. FDA and the EU Code assignment of quality, permitting its products to be sold in these international markets; it has also been certified by the Government of China as a leading agricultural enterprise. In addition to operational offices based in Haikou, Hainan, HQ has offices in Montreal, Hong Kong, New York City, Beijing, and Shanghai.

About Tomich Bros. Seafood Inc.

Tomich Bros. Seafood Inc. is a third generation family owned seafood company located in the Port of Los Angeles. For over 65 years they have been supplying the world with seafood indigenous to Southern California waters. With offloading and processing facilities in Los Angeles certified to HACCP standards, Tomich has the capability and the experience to handle perishable fishery products to the highest standards. Recently Tomich has made tremendous inroads in the marketing and sale of farmed tilapia and shrimp products from China to the
United States and Mexico. The growth of consumer demand for these farmed products is part of the new reality of the industry as ocean resources are stressed and sustainability forces shifts in industry opportunities.
###

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use words such as "anticipate, "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HQ Sustainable Maritime Industries, Inc., (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at WWW.SEC.GOV under "Search for Company Filings."

         Consulting For Strategic Growth I, Ltd. ("CFSG") provides the Company with consulting, business advisory, investor relations, public relations and corporate development services. Independent of CFSG's receipt of cash compensation from the Company, CFSG may choose to purchase the common stock of the Company and thereafter liquidate those securities at any time it deems appropriate to do so.